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Exhibit 99.1      Press Release dated March 14, 2001

                                  PRESS RELEASE

                                                      LINDSAY MANUFACTURING CO.
                                                      2707 NORTH 108TH STREET
                                                      SUITE 102
                                                      OMAHA, NE 68164
                                                      402-428-2131


AT THE COMPANY:         AT THE FINANCIAL RELATIONS BOARD:
Bruce C. Karsk          Todd Tarbox          Bill Schmidle       Tim Grace
Executive VP and CFO    General Inquiries    Analyst Inquiries   Media Inquiries
402-428-2131            312-640-6742         312-640-6753        312-640-6240

Section 1.        FOR IMMEDIATE RELEASE
Section 2.        WEDNESDAY, MARCH 14, 2001


                         LINDSAY MANUFACTURING ACQUIRES
               EUROPEAN IRRIGATION COMPANY & UPDATES 2001 OUTLOOK

OMAHA, NEB., MARCH 14, 2001--LINDSAY MANUFACTURING CO. (NYSE: LNN), a world leader in technology driven irrigation systems, has acquired Perrot SA located in La Chapelle d'Aligne, France. A leading European manufacturer of mechanized irrigation systems, Perrot SA specializes in hard hose traveler, center pivot, and lateral move systems.

"Lindsay Manufacturing is a global company and the addition of Perrot SA gives us a manufacturing presence in Europe that allows us to expand our agricultural and commercial product line in both the international and United States irrigation markets," Lindsay President and Chief Executive Officer, Rick Parod said.


"We plan to expand the marketing of the Perrot SA hard hose traveler products throughout the world for both agricultural and commercial applications," Parod added. "The manufacturing facilities are efficient, strategically located, and will continue to be used to supply Perrot irrigation systems to Europe as well as other parts of the world. Additionally, this acquisition provides us with a base for manufacturing all of Lindsay's products for the European market."

The Company anticipates that the acquisition will have a negligible effect on earnings in the first year after closing and will be accretive to earnings thereafter. Perrot SA will operate as a subsidiary of Lindsay Manufacturing Co.



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OUTLOOK

Lindsay also advises investors that it is experiencing demand softness in the agricultural irrigation market. While dealer quote activity to growers has been strong, the company's order receipts have been lower than expected. "The entire agricultural irrigation equipment industry, Lindsay included, is experiencing the double effect of the uncertainty farmers are facing regarding higher input costs and flat agricultural commodity prices, as well as the unfavorable impact of wet weather which has delayed installations in many parts of the U.S. We believe that this has led to a delay in farmers finalizing their purchase decisions for irrigation equipment, as well as other agricultural equipment. This is an industry-wide situation and we are confident that it does not reflect any market share loss for Lindsay," Parod commented.

The Company plans to report its second quarter Fiscal 2001 results for the period which ended February 28th, within the next two weeks. Revenues for the quarter are expected to be approximately 20 percent below the same period last year, while Earnings Per Share are expected to be approximately 60 to 70 percent lower, before a one time charge. Lindsay plans to take a one time charge during the quarter totaling $0.05 per share for writing down, to net realizable value, the value of manufacturing equipment used in a specific manufacturing process which is being discontinued. The Company expects that full year August 31, 2001, revenues will be 3 to 7 percent below last year.

Lindsay has incurred higher operating expenses as it has invested in several strategic growth initiatives, such as opening a company-owned retail store in Southwestern Kansas after one of Lindsay's dealers was acquired by a competitor. In addition, the company has experienced increased natural gas costs and an increase in its group health insurance costs. The company recently implemented several measures to reduce operating expenses, including the elimination of many support positions. Additional cost reduction actions are planned.

Lindsay manufactures and markets Zimmatic and Greenfield center pivot and lateral move irrigation equipment, which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The company also produces large diameter steel tubing and provides outsource manufacturing and production services for other companies. At February 28, 2001, Lindsay had approximately 11.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

CONCERNING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the company and those statements preceded by, following by or including the words "expectation," "outlook," "could," "may," "should," or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.


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FOR MORE INFORMATION REGARDING LINDSAY MANUFACTURING CO., FREE OF CHARGE VIA
FAX, SIMPLY DIAL 1-800-PRO-INFO AND ENTER "LNN." OR, SEE LINDSAY'S WEBSITE AT WWW.ZIMMATIC.COM




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